Exhibit 21

G&L Realty Corp.

List of Subsidiaries

May 1, 2005

1.	G&L Realty Partnership, L.P., a Delaware limited partnership
2.	G&L Medical Partnership, L.P.
2.	435 N. Roxbury Drive, Ltd., a California limited partnership
3.	G&L Grabel San Pedro, LLC
4.	G&L Holy Cross, LLC
5.	G&L Holy Cross Managers Corp., a California corporation
6.	G&L Tustin, LLC
7.	G&L Tustin Managers Corp., a California corporation
8.	G&L Valencia, LLC
18.	G&L Lyons, LLC
19.	G&L Coronado (1998), LLC
20.	Lakeview Associates, LLC
21.	Tustin Heritage Place, LLC
22.	G&L Tustin II, LLC
23.	G&L Tustin III, LLC
24.	G&L Senior Care Partnership, L.P.
25.	GLR/Yorba Linda, LLC
26.	405 Bedford, LLC
27.	415 Bedford, LLC
28.	416 Bedford, LLC
29.	435 Bedford, LLC
30.	G&L 436 Bedford, LLC
31.	G&L Sherman Oaks, LLC
32.	G&L 4150 Regents, LLC
33.	Paradigm Housing, LLC